                                                                   EXHIBIT 10.23

                              EMPLOYMENT AGREEMENT



BY AND BETWEEN:            MAYOR'S JEWELERS, INC., a corporation duly
                           incorporated according to the laws of the state of Delaware, having its head office at 14051 NW 14th
                           Street, Sunrise, Florida, 33323, USA, herein acting and represented by Marc Weinstein or Filippo Recami or Betty Eveillard, duly authorized for the purposes hereof as he hereby declares (hereinafter referred to as the "EMPLOYER"),


AND: THOMAS A. ANDRUSKEVICH, residing and domiciled at 22 Roxiticus Road, Mendham, New Jersey, United States of America (hereinafter referred to as the "EXECUTIVE")



WHEREAS the EMPLOYER is engaged in the business of the operation of a chain of retail stores in Florida, Georgia and certain other states specializing in fine quality jewelry, watches and giftware;

WHEREAS the EMPLOYER wishes to engage the EXECUTIVE as its President and Chief Executive Officer , the whole upon the terms and conditions hereinafter set forth;

NOW, THEREFORE, FOR THE REASONS SET FORTH ABOVE, AND IN CONSIDERATION OF THE MUTUAL PREMISES AND AGREEMENTS HEREINAFTER SET FORTH, THE PARTIES HERETO ACKNOWLEDGE AND AGREE AS FOLLOWS:

         1. PRELIMINARY

                  1.1 The preamble hereto shall form an integral part hereof as if recited herein at length.

                  1.2 The parties acknowledge that this Agreement constitutes the entire agreement between the parties concerning the employment of the EXECUTIVE by the EMPLOYER during the term hereof and supersedes any and all prior negotiations, agreements or understandings with respect thereto, whether written or otherwise.


         2. NATURE OF SERVICES

                  2.1 The EMPLOYER hereby engages and hires the EXECUTIVE to be its President and Chief Executive Officer during the term of this Agreement and the EXECUTIVE hereby accepts and agrees to such engagement and employment. In addition, the EXECUTIVE hereby agrees to serve as a director (and Chairman of the Board of Directors of the EMPLOYER should he be elected as such by the shareholders(s) of the EMPLOYER).

                  2.2 During the term of employment, the EXECUTIVE shall devote himself to the business of the EMPLOYER and shall not be employed or engaged in any capacity in promoting, undertaking or carrying on any other business, without the prior written approval of the EMPLOYER. The EMPLOYER hereby acknowledges that the EXECUTIVE is employed by HENRY BIRKS & SONS INC. ("BIRKS") as its President and Chief Executive Officer and that the EXECUTIVE also serves as a member of the Board of Directors of Brazilian Emeralds Inc., with all of the duties commensurate with such positions.

                  2.3 The EXECUTIVE shall perform such executive duties and have such responsibilities as are consistent with his capacity as President and Chief Executive Officer, as well as those duties and responsibilities which the Board of Directors of the EMPLOYER may delegate to the EXECUTIVE from time to time.

                  2.4 The EXECUTIVE shall have control over the organization of his work and shall be responsible, in his best judgment, for determining the means and methods for performing his services hereunder. The EXECUTIVE shall have, subject to the directions of the Board of Directors, full power and authority to manage the business and affairs of the EMPLOYER, including power and authority to enter into contracts, engagements or commitments of every nature or kind in the ordinary course of business in the name of or on behalf of the EMPLOYER and to engage and employ and to dismiss all managers and other employees of the EMPLOYER.

                  2.5 The EXECUTIVE shall perform his duties as President and Chief Executive Officer diligently and conscientiously and loyally and shall use his best efforts to promote the interests of the EMPLOYER.

         3. TERM

                  3.1 The term of this Agreement and the continued employment of the EXECUTIVE (the "Term") shall begin on October 1, 2002 (the "Commencement Date") and shall continue until March 31, 2005 (the "Termination Date").

                  3.2 In the event that the EMPLOYER elects not to renew this agreement or continue the employment of the EXECUTIVE after the Termination Date, the EMPLOYER shall send to the EXECUTIVE, on or before March 31, 2004, a written notice of such desire to terminate. In the event that the EMPLOYER terminates the relationship and should the EXECUTIVE be unable to find another suitable employment position commencing April 1, 2005, then the EMPLOYER shall compensate the EXECUTIVE by continuing to pay to the EXECUTIVE the same base salary as that which was payable to him pursuant to Section 4.1 during the period terminating March 31, 2005, the whole for the period in which the EXECUTIVE is unable to find a suitable position, to a maximum of twelve (12) months. During such period, the EXECUTIVE shall also be entitled to receive a monthly bonus determined as the average monthly bonus which was paid to him during his period of employment and the same benefits as provided in Section
4.4. Should the EMPLOYER so desire, however, the EXECUTIVE shall continue to render services to the EMPLOYER during the period in which such additional compensation is paid, it being understood that EXECUTIVE would spend certain of such time actively looking for alternate employment. Notwithstanding the generality of the foregoing, in the event that the EXECUTIVE makes a diligent attempt to negotiate the renewal of this Agreement prior to the end of March, 2004, but the EMPLOYER has neither finalized its decision with respect thereto nor provided the EXECUTIVE with a written notice of termination, then the maximum period within which the additional compensation hereunder shall be paid, in the event that the EMPLOYER subsequently determines not to renew this Agreement, shall be extended by one month for each month between March 31, 2004 and the date upon which the written notice of termination is ultimately delivered to the EXECUTIVE.

         4. REMUNERATION AND BENEFITS

                  4.1 In consideration of the services to be rendered pursuant to this Agreement, the EMPLOYER shall pay to the EXECUTIVE an annual base salary of $US 500,000, payable in accordance with the normal payroll practices established by the EMPLOYER. The EXECUTIVE shall be eligible to receive annual base salary increases as determined by the Board of Directors (or a committee



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thereof), in its sole discretion based upon the EXECUTIVE's performance. The base salary as so increased shall be considered the new base salary for all purposes of this Agreement.

                  4.2 For each fiscal year of the EMPLOYER that ends during the Term, the EXECUTIVE shall be entitled to receive an annual cash bonus based upon his achievement of performance goals, as established in advance by the Compensation Committee of the Board of Directors of the EMPLOYER after consultation with the EXECUTIVE. Such bonus shall be determined in accordance with the performance criteria set forth in Exhibit A. If such performance criteria are met, the target bonus shall be an amount of $55,000 for the fiscal year ending January 31, 2003, forty percent (40%) of the base salary for the fiscal year terminating January 31, 2004 and sixty percent (60%) of the base salary for the fiscal year terminating January 31, 2005 but shall in each case not be more than 150% of the target bonus. The EMPLOYER shall pay the entire annual bonus (if any) that is payable with respect to a fiscal year in a lump sum cash payment as soon as practicable after the Compensation Committee can determine whether the performance goals have been achieved based on the EMPLOYER's audited financial results for such year but no later than the earlier of 90 days after such fiscal year end or the date on which the audited financial statements are completed and filed with the Securities and Exchange Commission.

For example, in the fiscal year terminating January 31, 2004, should the EXECUTIVE's base salary be $500,000 per annum, the target bonus would be $200,000 and the maximum bonus would be $300,000.

                  4.3 The EXECUTIVE shall be entitled to five (5) weeks paid vacation leave in each calendar year throughout the Term. The EXECUTIVE shall be entitled to carry forward any unused vacation time for one (1) calendar year, which shall accrue in his favour until used.

                  4.4 Provided that such benefits are not a duplication of the benefits and coverages already provided to the EXECUTIVE by BIRKS, the EXECUTIVE shall be eligible for comprehensive health and dental insurance in such amounts as is available to all other executives of the EMPLOYER, as well as all benefits under such pension plans, benefit plans and arrangements, and other insurance coverages maintained for its senior executives.

                  4.5 The EMPLOYER shall provide the EXECUTIVE with adequate "Directors and Officers" liability insurance coverage, commensurate with existing coverage and industry standards. In this regard, to the fullest extent permitted by law, the EMPLOYER will indemnify EXECUTIVE and hold him harmless from all claims arising from any action taken by him, or his failure to act, within the scope of his authority as an officer of the EMPLOYER and/or its subsidiaries, unless the action or omission is fraudulent or constitutes willful misconduct or gross negligence.

                  4.6 Recognizing the requirement for entertainment of suppliers, special customers and others by the EXECUTIVE, the EXECUTIVE shall be reimbursed for all reasonable expenses incurred by him in the fulfilment of his duties hereunder, the whole upon the presentation of appropriate receipts or vouchers.

                  4.7 The EXECUTIVE shall have access to and be entitled to the non-exclusive use of a company car and company apartment (which rent must be similar to the EMPLOYER's existing company apartment) when in Florida to perform his duties at the head office of the EMPLOYER. While such use shall be non-exclusive, the EXECUTIVE shall be entitled to such use on a priority basis.

         5. STOCK OPTIONS

                  5.1 The EMPLOYER shall grant to the EXECUTIVE on the Commencement Date stock options to purchase 1,500,000 shares of the EMPLOYER's common stock which shall approximate 1.375% of the common stock of the EMPLOYER on a fully diluted basis on the date of the grant with an exercise price per share equal to the fair market value of a share on the date of the grant of such option. The options will become exercisable as to one-third (1/3) of the total options granted on each of the following dates: January 31, 2003, January 31,



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2004 and January 31, 2005. Once exercisable, the options will remain exercisable until the earlier of (i) the tenth anniversary of the date of grant of the option or (ii) the second anniversary of the termination of employment with the EMPLOYER for any reason, except that if employment is terminated for Cause (as defined below), the options will terminate on the EXECUTIVE's last day of employment with the EMPLOYER. The options will be granted pursuant to the EMPLOYER's 1991 Stock Option Plan, and, subject to the above, shall be subject to the terms of such plan. Shares issuable under such plan have been duly registered.

         6. TERMINATION

                  6.1 CERTAIN DEFINITIONS. For purposes of this Agreement, the following terms have the meanings indicated:

                  (a) "Cause" shall mean: (i) the willful and continued failure by the EXECUTIVE to substantially perform his duties for the EMPLOYER (other than any such failure resulting from the EXECUTIVE's incapacity due to physical or mental illness, or any such actual or anticipated failure after the EXECUTIVE announces his intention to resign for Good Reason), and such failure is not cured by the EXECUTIVE within thirty
                           (30) days from the date the EMPLOYER notifies the EXECUTIVE thereof in writing, (ii) the willful engaging by the EXECUTIVE in misconduct which is financially injurious to the EMPLOYER, or (iii) the EXECUTIVE's conviction or a pleading of guilty or NOLO CONTENDRE with respect to the commission of a felony. No act, or failure to act, on the EXECUTIVE's part shall be considered "willful" unless done, or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was in the best interest of the EMPLOYER.

                  (b) "Change in Control" shall be deemed to have occurred as of the first day that any one or more of the following conditions shall have been satisfied: (i) any "Person" as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934 (the "Exchange Act") (other than members of the Controlling Shareholder Group, the EMPLOYER, any trustee or other fiduciary holding securities under any employee benefit plan of the EMPLOYER, or any company controlled, directly or indirectly, by the controlling shareholders of the EMPLOYER), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the EMPLOYER representing 30% or more of the combined voting power of the EMPLOYER's then outstanding securities; (ii) the shareholders of the EMPLOYER approve a merger or consolidation of the EMPLOYER with any other corporation or entity, OTHER THAN a merger or consolidation which would result in the voting securities of the EMPLOYER outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 80% of the combined voting power of the voting securities of the EMPLOYER or such surviving entity outstanding immediately after such merger or consolidation; (iii) the shareholders of the EMPLOYER approve a plan of complete liquidation of the EMPLOYER or an agreement for the sale or disposition by the EMPLOYER of all or substantially all of the EMPLOYER's assets; or (iv) the total combined voting power of the EMPLOYER (or any successor entity) represented by shares of voting stock owned by members of the Controlling Shareholder Group is reduced to 30% or less.

                           Notwithstanding the foregoing, in no event shall a Change of Control be deemed to have occurred, with respect to the EXECUTIVE, if the EXECUTIVE is part of a purchasing group which consummates a transaction causing a Change in Control. The EXECUTIVE shall be deemed "part of a purchasing group" for purposes of the preceding sentence if the EXECUTIVE is a direct or indirect equity participant in the purchasing company or group. The "Controlling Shareholder Group" includes: (i) Dr Lorenzo Rossi di Montelera, (ii) the spouse and lineal descendants of Dr. Lorenzo Rossi di





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                           Montelera; (iii) any trust whose principal
                           beneficiaries are persons described in clauses (i) and (ii); and (iv) Affiliates of the persons described in clauses (i), (ii) and (iii). An "Affiliate" of a person includes only a corporation, limited liability company, partnership, or similar entity where a majority of the voting securities or ownership interests of said entity are directly owned or controlled by such person. A "person" includes any natural person and any corporation, limited liability company, partnership, trust or other entity.

                  (c) "Code" shall mean the Internal Revenue Code of 1986 as amended.

                  (d) "Disability" shall mean the EXECUTIVE'S inability to perform his duties by reason of mental or physical disability for at least one-hundred eighty (180) days in any three-hundred sixty-five (365) day period. In the event of a dispute as to whether the EXECUTIVE is disabled within the meaning hereof, either party may from time to time request a medical examination of the EXECUTIVE by a doctor appointed by the Chief of Staff of a hospital selected by mutual agreement of the parties, or as the parties may otherwise agree, and the written medical opinion of such doctor shall be conclusive and binding upon the parties as to whether the EXECUTIVE has become disabled and the date when such disability arose. The cost of any such medical examination shall be borne by the EMPLOYER.

                  (e) "Good Reason" shall mean, without the EXECUTIVE's written consent, (i) the EMPLOYER changes the EXECUTIVE's status, title or position as an officer of the EMPLOYER and such change represents a material reduction in such status, title or position conferred hereunder, and/or (ii) the EMPLOYER materially breaches any material provision of this Agreement (including, without limitation, a reduction in the EXECUTIVE's base salary), and/or (iii) there is a reduction in the aggregate of the level of benefits available to the EXECUTIVE pursuant to Section 4.4 and such change, breach or reduction is not cured by the EMPLOYER within thirty (30) days from the date EXECUTIVE delivers a Notice of Termination for Good Reason. Such "Notice of Termination for Good Reason" shall include the specific section of this Agreement which was relied upon and the reason that the EMPLOYER's act or failure to act has given rise to his termination for Good Reason.

                  6.2 TERMINATION WITHOUT CAUSE OR RESIGNATION WITH GOOD REASON

                           In the event at any time of (i) the termination of the employment of the EXECUTIVE without Cause (for any reason other than by death or Disability) or (ii) the resignation of the EXECUTIVE from the EMPLOYER within 30 days of an event constituting Good Reason, the EMPLOYER shall pay or provide to the EXECUTIVE the following:

                  (i) any earned and accrued but unpaid installment of base salary through the date of the EXECUTIVE's resignation or termination at the rate in effect immediately prior to such resignation or termination (or, if greater, immediately prior to the occurrence of an event that constitutes Good Reason) and all other unpaid amounts to which the EXECUTIVE is entitled as of such date under any compensation plan or program of the EMPLOYER (including payment for any vacation time not taken during the year in which termination occurs), such payments to be made in a lump sum within 15 days following the date of resignation or termination; and

                  (ii) the amount the EXECUTIVE would have been entitled to pursuant to Section 4.2, had EXECUTIVE remained employed through the end of the fiscal year in which termination occurs, multiplied by a fraction, the numerator of which is the number of days from the beginning of such fiscal year to the date of termination, and the denominator of which is 365, such amount to be paid no later than the time annual bonuses are paid to other executives of the EMPLOYER; and




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                  (iii)    in lieu of any further salary payments to the
                           EXECUTIVE for periods subsequent to his date of resignation or termination, an amount equal to the EXECUTIVE's base salary in effect immediately prior to the EXECUTIVE's resignation or termination (or, if greater, immediately prior to the occurrence of an event that constitutes Good Reason) for the period (the "Period") that is the unexpired portion of the Term plus up to a maximum of twelve (12) months being the period in which the EXECUTIVE is unable to find another suitable employment position,. The payment for the unexpired portion of the term shall be made in a lump sum within 15 days following the date of the EXECUTIVE's resignation or termination while the other portion shall be payable to the EXECUTIVE in the same manner as his base salary is paid hereunder; and

                  (iv) a lump sum payment equal to the average annual bonus paid to the EXECUTIVE for any of the 3 fiscal years ending prior to date of the EXECUTIVE's resignation or termination (which bonus for the fiscal year ending January 31, 2003 shall be multiplied by 3 as same covers a four month period of employment), multiplied by a fraction, the numerator of which is the number of days in the Period and the denominator of which is 365, such amount, as can be determined, to be paid within 15 days of such termination and any additional amount to be paid within 15 days of determination; and

                  (v) the EMPLOYER shall maintain in full force and effect for the Period, all financial planning, health and dental programs (not life or disability programs) in which the EXECUTIVE was entitled to participate either immediately prior to the EXECUTIVE's resignation or termination or immediately prior to the occurrence of an event that constitutes Good Reason, provided that the EXECUTIVE's continued participation is possible under the general terms and provisions of such plans and programs. Additionally, the EXECUTIVE shall be paid a lump sum cash payment of $24,000 in full satisfaction of participation in all disability and life insurance programs, which participation (other than receipt of benefits) shall not continue following the EXECUTIVE's termination of employment.

                  6.3 TERMINATION FOR CAUSE, DISABILITY, DEATH OR RESIGNATION WITHOUT GOOD REASON. In the event of the EXECUTIVE's termination of employment for Cause, death or Disability or his resignation without Good Reason, only the amounts set forth in clauses (i) and (ii) of Section 6.2 shall be payable to the EXECUTIVE.

                  6.4 TERMINATION AFTER A CHANGE IN CONTROL. If a termination without Cause or a termination for Good Reason occurs within two years of a Change in Control, then the EXECUTIVE shall receive the payments required by
Section 6.2 except as follows:

                  (i) for purposes of Sections 6.2 (iii), (iv) and (v), the Period shall be the greater of two (2) years, on the one hand, and the unexpired portion of the Term plus one (1) year, on the other; and

                  (ii) EXECUTIVE also shall receive an amount that, on an after-tax basis (including federal income and excise taxes, and state and local income taxes) equals the excise tax imposed by Section 4999 of the Code upon the EXECUTIVE by reason of amounts payable under this
                           Section 6.4 (including this clause (ii)), as well as amounts payable outside of this Agreement by the EMPLOYER that are described in Section 280G(b) (2)
                           (A) (I) of the Code. For purposes of this clause, the EXECUTIVE shall be deemed to pay federal, state and local income taxes at the highest marginal rate of taxation.



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                  6.5 WITHHOLDING. The EMPLOYER shall have the right to deduct from any amounts payable under this Agreement an amount necessary to satisfy its obligation, under applicable laws, to withhold income or other taxes of the EXECUTIVE attributable to payments made hereunder.

                  6.6 NO OBLIGATION TO MITIGATE DAMAGES; NO EFFECT ON OTHER CONTRACTUAL RIGHTS. The EXECUTIVE shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by the EXECUTIVE as the result of employment by another employer after the date of resignation or termination, or, by any setoff, counterclaim, recoupment, defense or other right which the EMPLOYER may have against the EXECUTIVE. The provisions of this Agreement, and any payment provided for hereunder, shall not reduce any amounts otherwise payable, or in any way diminish the EXECUTIVE's existing rights, or rights the EXECUTIVE may acquire in the future, under any EXECUTIVE benefit plan, incentive plan, employment agreement or other contract, plan or arrangement.

                  6.7 NON-APPLICABILITY. Notwithstanding the terms of Sections
6.2 and 3.2, the parties agree that any payments to be made to the EXECUTIVE for termination for any reason or non-renewal after the expiration of the Term, other than as set out in Section 6.2 (i) and (ii), shall not be payable in the event that continued employment by BIRKS and the reinstatement as a consultant for Iniziativa, S.A. is offered and available to the EXECUTIVE.

         7. CONFIDENTIAL INFORMATION

                  7.1 For the purposes of this Agreement, the term "Confidential Information" shall mean, but shall not be limited to, any technical or non-technical data, budgets, business plans, pricing policies, financial records and any information regarding the EMPLOYER's marketing, sales or dealer network, which is not generally known to the public through legitimate origins, but shall not include any information and knowledge which the EXECUTIVE himself possessed at the commencement of his employment with the EMPLOYER.

                  7.2 Unless otherwise required by law or expressly authorized in writing by the EMPLOYER, the EXECUTIVE shall not, at any time during or after his employment by the EMPLOYER, directly or indirectly, in any capacity whatsoever, except in connection with services to be performed hereunder, divulge, disclose or communicate to any person, moral or physical, entity, firm or any other third party, or utilize for his personal benefit or for the benefit of any other party, any Confidential Information.

         8. RESTRICTIVE COVENANTS

                  8.1 NON-COMPETITION. EXECUTIVE covenants and agrees that at no time (i) during the Term nor (ii) during the period immediately following a termination of employment during which the EXECUTIVE continues to receive payments from the EMPLOYER pursuant to Sections 3.2 or 6.2(iii) up to a maximum of twelve (12) months (provided EXECUTIVE has received all amounts due to him hereunder) nor (iii) in the event of a voluntary departure of the EXECUTIVE from his employment, during the twelve (12) month period immediately following the date of his departure, will EXECUTIVE become employed by, enter into a consulting arrangement with or otherwise agree to perform personal services for a Competitor whose operations are located principally in the states of Florida or Georgia. "Competitor" shall mean any Person which sells goods or services which are competitive with those sold by a business that (i) is being conducted by the EMPLOYER at the time in question and (ii) was being conducted at the date of termination of employment, but shall specifically exclude BIRKS and its Affiliates and related entities.

         9. MISCELLANEOUS

                  9.1 The EXECUTIVE and the EMPLOYER acknowledge and agree that the covenants, terms and provisions contained in this Agreement and the rights of the parties hereunder cannot be transferred, sold, assigned, pledged, or hypothecated; provided, however that this Agreement shall be binding upon and shall enure to the benefit of the EMPLOYER and any successor to or assignee of all or substantially all of the business and property of the EMPLOYER.




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         9.2 ENFORCEMENT.

                  a) This Agreement shall inure to the benefit of and be enforceable by the EXECUTIVE's personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the EXECUTIVE should die while any amounts are still payable to him hereunder, all such amounts shall be paid in accordance with the terms of this Agreement to the EXECUTIVE's estate or beneficiary.

                  b) The EMPLOYER shall pay promptly as incurred (and in any event within 10 days of its receipt of proper documentation of) all reasonable fees and expenses (including attorneys' fees) that the EXECUTIVE may incur in relation to the negotiation and preparation of this Agreement and following the termination or non-renewal of this Agreement as a result of the EMPLOYER's contesting the validity, enforceability, or the EXECUTIVE's interpretation of the provisions of this Agreement relating to the EXECUTIVE's entitlements pursuant to Section 6.2 (regardless of the outcome of any litigation to enforce this Agreement).

                  c) In the event proceedings are initiated by either party to enforce the provisions of this Agreement, the prevailing party shall be entitled to recover reasonable costs, expenses, and attorney's fees from the other party, except to the extent such costs, fees and expenses are covered by Section 9.2 (b), in which case Section 9.2 (b) shall govern.

                  9.3 The EXECUTIVE hereby represents and warrants that, other than as disclosed herein, in entering into this Agreement, he is not in violation of any contract or agreement, whether written or oral, with any other person, moral or physical, firm, partnership, corporation or any other entity to which he is a party or by which he is bound and will not violate or interfere with the rights of any other person, firm, partnership, corporation or other entity.

                  9.4 This Agreement shall not be modified except in writing by the parties hereto.

                  9.5 The waiver by the EMPLOYER or the EXECUTIVE of any breach of any term or condition of this Agreement shall not be deemed to constitute the waiver of any other breach of the same or any other term or condition hereof.

                  9.6 The parties hereto agree that this Agreement shall be construed as to both validity and performance and shall be enforced in accordance with and governed by the laws of the state of Florida. IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date indicated below.


SIGNED AT   SUNRISE, FL    ,                    MAYOR'S JEWELERS, INC.
          ------------------
THIS   29TH    DAY OF  OCT.    , 2002.
     ---------        ---------

                                                PER: /s/ ELIZABETH EVEILLARD
                                                --------------------------------
                                                     /s/ FILIPPO RECAMI



SIGNED AT   SUNRISE, FL,
THIS   29TH      DAY OF  OCT.   , 2002.
     -----------        --------
                                                /s/ THOMAS A. ANDRUSKEVICH
                                                --------------------------------
                                                THOMAS A. ANDRUSKEVICH

                                                                       EXHIBIT A
                                                                     APPENDIX II



                      PERFORMANCE BONUS APPRAISAL CRITERIA
                                     EXAMPLE


                                    50% of Increase/                150% of
                                     Decrease in PP             increase in PP    Bonus                           Target    Actual
 COMPANY OBJECTIVES      Prior Year    vs Prior Yr                vs Prior Yr  Allocation        2002   Adjusted   Bonus     Bonus
                                                         Plan                    Weight         Actual       %     Value     Value
       Bonus Payout %

 QUALITATIVE OBJECTIVES

 Sales                    130,000K     135,000K      140,000K      145,000K            10%    142,500     12.5%    20,000   25,000
 Gross Profit              40,000K      45,000K       50,000K       55,000K            20%     50,000     20.0%    40,000   40,000
 Operating Expense         70,000K      65,000K       60,000K       55,000K            20%     65,000     10.0%    40,000   20,000
 Net Loss                 (30,000)K    (20,000)K     (10,000)K          -0-            20%    (15,000)    15.0%    40,000   30,000
 Financial Debt/Equity        2.5         2.25           2.0          1.75             10%      2.20       6.0%    20,000   12,000
 Ratio
                                                                               -------------            -------- -------- ---------
                                                     SUB TOTAL                          80%               63.5%   160,000  127,000
                                                                               -------------            -------- -------- ---------
                                                                                               2002
 QUALITATIVE OBJECTIVES                                                              WEIGHT   ACTUAL       %                 VALUE
 EXAMPLES:
 Development of Private                                                                 20%    Over         30%    40,000   60,000
 Label                                                                                       Achieved
                                                                                              Goals

                                                                               -------------            -------- -------- ---------
                                                                                        20%                 30%    40,000  60,000
                                                                               -------------            -------- -------- ---------
                                                     TOTAL                             100%               93.5%   200,000 187,000
                                                                               -------------            -------- -------- ---------

